Exhibit 99.1

Transgenomic Announces Closing of the Acquisition of Clinical Data’s Diagnostic Business and the Closing of a $6 Million Financing

OMAHA, Nebraska (December 29, 2010) — Transgenomic, Inc. (OTCBB: TBIO) announced today that it has closed the acquisition of Clinical Data, Inc.’s (NasdaqGM: CLDA) diagnostic business with a sales price of $15.5 million.  In addition, the company has closed on a $6.0 million financing from Third Security, LLC, a leading life sciences investment firm, to fund the cash portion of Transgenomic’s acquisition of Clinical Data’s diagnostic business.  This strategic acquisition provides Transgenomic with proprietary genetic commercial tests that have an established revenue base, proprietary biomarker assays, an additional a fully integrated CLIA-certified laboratory operation, and established test reimbursement and coverage policies that offer access to testing for an estimated 280 million patients.

Under the terms of the financing with Third Security, the Company has issued an aggregate of 2,586,205 shares of the Company’s newly created Series A convertible preferred stock to certain affiliates of Third Security for an aggregate purchase price of $6.0 million. Additionally, the Company issued such affiliates of Third Security warrants to purchase an aggregate of up to 1,293,102 shares of Series A preferred stock at an exercise price of $2.32 per share.  The Series A preferred shares issuable pursuant to the purchase agreement and upon exercise of the warrants are convertible into shares of the Company’s common stock at a conversion price of $0.58 per share, for an aggregate of 15,517,228 million shares of common stock.  Upon full exercise of the warrants, Transgenomic will receive approximately $3.0 million.

Commenting on the acquisition of Clinical Data’s diagnostic business, Craig Tuttle, Chief Executive Officer of Transgenomic, said, “We are very excited about the acquisition, which strengthens our molecular diagnostics position in the marketplace, expands our commercial operation with an accomplished team that will improve our competitive position, and enhances our customer support and patient care capabilities. We are also very excited about building a strategic relationship and having the support of such a respected investor as Third Security and Randal Kirk.  Their knowledge of our industry will be beneficial in catapulting Transgenomic into the top tier of diagnostic providers.”

Commenting on the investment, Randal Kirk, Senior Managing Director and Chief Executive Officer of Third Security, LLC said, “Transgenomic’s strong management team, broad product offering, and state-of-the-art technology position the Company for growth in a significant and underserved market. We look forward to working with Craig Tuttle and his management team to help Transgenomic expand and realize its growth plans."

Griffin Securities, Inc. acted as financial adviser and placement agent to Transgenomic, Inc. on this transaction.

About Transgenomic, Inc.

Transgenomic, Inc. develops and markets molecular diagnostic technologies, tests, and services for oncology, cardiology, hematology, inherited disorders, and diseases of aging.  The Company is advancing the analysis of DNA and RNA at the molecular level, making it possible to detect disease more accurately at earlier stages, bringing improvements in the quality of patient care and lowering the costs of disease management.  To learn more, please visit the Company’s website at www.transgenomic.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the benefits and synergies expected to result from the asset acquisition; the anticipated customer base for Transgenomic following the completion of the asset acquisition; and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Transgenomic and are subject to significant risks and uncertainty.   Investors are cautioned not to place undue reliance on any such forward-looking statements.  All such forward-looking statements speak only as of the date they are made, and Transgenomic undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the assets being acquired; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the asset acquisition; unexpected costs, charges or expenses resulting from the  asset acquisition; litigation or adverse judgments relating to the  asset acquisition; risks relating to the consummation of the asset acquisition, including the failure to realize synergies and cost savings from the transaction or delay in realization thereof; any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the transaction; and any changes in general economic and/or industry-specific conditions. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the Annual Report on Form 10-K of Transgenomic for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”) on February 25, 2010, under the heading “Item 1A—Risk Factors” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Transgenomic.

Contact

Transgenomic, Inc.
Brett Frevert, 1-402-452-5400
Chief Financial Officer